CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of the
Larkin Point Equity Preservation Fund:

We consent to the use of our report, dated December 22, 2014, for the Larkin Point Equity Preservation Fund, incorporated by reference herein, and to the references to our firm under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ KPMG LLP

Roseland, New Jersey

February 27, 2015